FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 9, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Second Quarter Revenues Up 51%;
Sets First Half Records for Production and Revenues

Salt Lake City, August 9, 2011 – FX Energy, Inc. (NASDAQ: FXEN) today announced net income of $2.5 million, or $0.05 per share, for the quarter ended June 30, 2011.  Excluding a non-cash foreign currency exchange gain of $3.5 million, the Company would have recorded a second quarter 2011 loss of $(1.0) million, or $(0.02) per share.  This compares to a net loss, adjusted for foreign exchange losses, of $(0.1) million, or $(0.00) per share reported in the second quarter of 2010.  The largest changes in operating line items for the quarter were a 51% increase in revenues to a record $9.2 million, and a 249% increase in exploration expense to $4.1 million.

New Wells in Poland Drive Record Production Increase

Record second quarter oil and gas production was due primarily to new natural gas production in Poland from the Company’s Sroda-4 and Kromolice-1 wells.  Total net oil and gas production increased to 1,106 million cubic feet equivalent (Mmcfe) during the second quarter of 2011, compared to 1,009 Mmcfe during the 2010 quarter.  An 11% gain from the Company’s Polish properties was the primary driver.  Natural gas production in Poland was 1,017 million cubic feet (Mmcf) during the second quarter of 2011, compared to 920 Mmcf during the same period of 2010.

Higher Oil and Gas Prices Combined to Produce Record Second Quarter Revenues

Total revenues increased by more than 50% to $9.2 million during the second quarter of 2011 from $6.1 million during the same quarter of 2010.  Gas prices during the second quarter of 2011 averaged $6.36 per Mcf, compared to $4.91 per Mcf during the same quarter of 2010, an increase of 30%.  Oil prices increased 34% over the year, averaging $89.95 per barrel in the second quarter of 2011, compared to $67.12 per barrel in the same quarter of 2010.

Clay Newton, FX’s Vice President Finance, remarked, “We continue to benefit from our strategic decision years ago to enter Poland and make it our primary exploration area.  Our production in that country has set another record for both the quarter and the first half.  Further, the Polish natural gas market remains much stronger than in the US.  The Polish energy regulator recently announced a 12.5% increase in natural gas prices in Poland, which went into effect for our production beginning August 1st. Together with our increased gas production, we expect to see continued higher revenues going forward, which we are using along with our enhanced liquidity to increase our exploration momentum in Poland.”

Mr. Newton continued, “Just as we expect to see higher revenues and cash flows going forward, we could see higher exploration costs, too, as we continue to ramp up exploration activity.  We plan to spud at least 5 or 6 wells in Poland this year, though not all of those wells will be completed before year-end.  It is highly unlikely that all of these will be successful, which will mean additional exploration expense for us.  However, each of these wildcats has the potential to materially raise our oil and gas reserves and future revenue potential.  We continue to believe that the risk/reward profile for exploration in Poland is quite favorable.”

Six Month Results

The Company reported net income of $9.1 million, or $0.18 per share, for the first six months of 2011.  Excluding non-cash foreign currency exchange gains of $10.3 million, the Company would have recorded a net loss for the first six months of 2011 of $(1.2) million, or $(0.02) per share This compares to net income, adjusted for foreign exchange gains, of $1.8 million, or $0.04 per share reported in the first six months of 2010.

Oil and gas revenues for the 2011 first six months also reached record levels.  The Company recognized oil and gas revenues of $14.9 million for the first six months of 2011, compared to $11.5 million for the same period of 2010.  Total revenues for the first six months of 2011 were $16.3 million, compared to $12.3 million in the first six months of 2010.  Total net oil and gas production increased to 2,166 Mmcfe during the first six months of 2011, compared to 2,022 Mmcfe during the same period last year.  Natural gas production in Poland was 1,992 Mmcf during the first six months of 2011, compared to 1,838 Mmcf during the first half of 2010.

Gas prices during the first half of 2011 averaged $6.24 per Mcf, compared to $5.15 per Mcf during the same period of 2010, an increase of 21%.  Oil prices increased 27% over the year, averaging $85.89 per barrel in the first half of 2011, compared to $67.59 per barrel in the same period of 2010.

Enhanced Liquidity is Funding Higher Exploration Spending

The Company’s 2011 second quarter exploration expenses increased by 249% over 2010 second quarter exploration expenses, reflecting the Company’s expansion of its drilling, 2-D and 3-D seismic programs in Poland.  First half 2011 exploration expenses were up 355% over 2010 first half levels.

The increased exploration costs are being funded by the Company’s higher revenues and cash balances.  Following a first quarter 2011 registered direct offering that netted proceeds to the Company of $45.0 million, the Company repaid all amounts outstanding under its $55 million credit facility.  At June 30, 2011, the Company had no debt outstanding, with cash and investments of $13.5 million and working capital of $21.9 million.

Production Gains Expected in Second Half

The Company expects production at its two Kromolice wells, which began production in June, to stabilize during the second half of 2011.  Production from these two new wells plus production from the Sroda-4 well, which began producing in December of 2010, should increase the Company’s net production over the 2010 average of 10.5 Mmcfe per day and over the 2011 first half rate of 12.0 Mmcfe per day.  The production from these new wells will have an impact this year, but is not expected to hit its maximum rate until some pipeline reconfigurations are completed in early 2012.

Exploration Costs and Partner Billings Impact Operating Cash; Non-cash Charges Continue to Vary

Net cash used in operating activities of $(5.7) million during the first half of 2011 was $10.7 million less than the net cash provided from operating activities of $5.0 million during the 2010 first half.  The primary driver of the year-to-year decline was the increase in receivables from the Company’s partner in its Warsaw South concession.  In addition, as discussed above, higher 2011 exploration spending is also reflected in the decrease from 2010 to 2011.

The non-cash foreign exchange gain of $10.3 million and the foreign exchange loss of $(23.0) million for the first half of 2011 and 2010, respectively, are included in other income and expense.  The gains and losses come primarily from recognition of gains and losses on U.S. dollar denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly-owned subsidiary.  These are non-cash gains and losses only, and could vary greatly depending upon future exchange rate changes.

Earnings Conference Call Today, Tuesday, August 9, 2011 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2011 second quarter and first half results and update operational items at 4:30 p.m. Eastern Time.  Conference call information is as follows:  US dial-in-number: 888-797-3007; International dial-in-number: 913-312-0638; Passcode:4375101.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$13,490	$19,740
Receivables:
Accrued oil and gas sales	3,244	2,617
Joint interest and other receivables	13,294	2,013
VAT receivable	778	392
Inventory	241	242
Other current assets	179	293
Total current assets	31,226	25,297

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	49,269	38,528
Unproved	4,091	3,320
Other property and equipment	9,627	8,853
Gross property and equipment	62,987	50,701
Less accumulated depreciation, depletion and amortization	(14,226)	(12,327)
Net property and equipment	48,761	38,374

Other assets:
Certificates of deposit	406	406
Loan fees	2,421	2,527
Total other assets	2,827	2,933

Total assets	$82,814	$66,604

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	June 30,	December 31,
	2011	2010
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,648	$5,742
Accrued liabilities	1,728	1,343
Total current liabilities	9,376	7,085

Long-term liabilities:
Notes payable	--	35,000
Asset retirement obligation	736	682
Total long-term liabilities	736	35,682

Total liabilities	10,112	42,767

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of June 30, 2011, and December 31, 2010; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of June 30, 2011, and December 31, 2010; 52,315,204
and 45,284,527 shares issued and outstanding as of
June 30, 2011, and December 31, 2010, respectively	52	45
Additional paid-in capital	217,753	171,167
Cumulative translation adjustment	7,204	14,013
Accumulated deficit	(152,307)	(161,388)
Total stockholders’ equity	72,702	23,837

Total liabilities and stockholders’ equity	$82,814	$66,604

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
Revenues:
Oil and gas sales	$7,789	$5,515	$14,912	$11,543
Oilfield services	1,393	578	1,417	722
Total revenues	9,182	6,093	16,329	12,265

Operating costs and expenses:
Lease operating expenses	1,031	797	1,801	1,678
Exploration costs	4,054	1,162	6,931	1,524
Property impairment	--	515	--	515
Oilfield services costs	1,200	441	1,341	610
Depreciation, depletion and amortization	931	532	1,668	1,106
Accretion expense	17	19	34	39
Stock compensation	356	351	711	703
General and administrative	2,161	2,253	4,123	3,981
Total operating costs and expenses	9,750	6,070	16,609	10,156

Operating income (loss)	(568)	23	(280)	2,109

Other income (expense):
Interest expense	(435)	(162)	(1,035)	(318)
Interest and other income	56	17	108	22
Foreign exchange gain (loss)	3,494	(21,961)	10,288	(22,967)
Total other income (expense)	3,115	(22,106)	9,361	(23,263)

Net income (loss)	2,547	(22,083)	9,081	(21,154)

Other comprehensive income (loss)
Foreign currency translation adjustment	(2,332)	16,808	(6,809)	17,566
Comprehensive income (loss)	$215	$(5,275)	$2,272	$(3,588)

Net income (loss) per common share
Basic	$0.05	$(0.51)	$0.18	$(0.49)
Diluted	$0.05	$(0.51)	$0.18	$(0.49)
Weighted average common shares outstanding
Basic	52,315	43,260	49,529	43,238
Dilutive effect of stock options	-	-	-	-
Diluted	52,315	43,260	49,529	43,238

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$9,081	$(21,154)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	1,668	1,106
Accretion expense	34	39
Amortization of bank fees	289	121
Property impairment	--	515
Stock compensation	711	703
Foreign exchange (gains) losses	(10,298)	22,923
Common stock issued for services	712	635
Increase (decrease) from changes in working capital items:
Receivables	(12,053)	743
Inventory	1	(9)
Other current assets	114	235
Accounts payable and accrued liabilities	4,037	(832)
Net cash provided by (used in) operating activities	(5,704)	5,025

Cash flows from investing activities:
Additions to oil and gas properties	(10,593)	(901)
Additions to other property and equipment	(775)	(543)
Net cash used in investing activities	(11,368)	(1,444)

Cash flows from financing activities:
Proceeds from stock option exercises	128	--
Proceeds from common stock offering, net	45,042	--
Payments made on credit facility	(35,000)	--
Net cash provided by in financing activities	10,170	--

Effect of exchange-rate changes on cash	652	(737)

Net increase (decrease) in cash	(6,250)	2,844
Cash and cash equivalents at beginning of year	19,740	4,225

Cash and cash equivalents at end of period	$13,490	$7,069